Exhibit 99.2

Linear Technology Announces $3 Billion

Accelerated Stock Repurchase Transaction

MILPITAS, Calif.—Linear Technology Corporation (NasdaqGS:LLTC) today announced that it has entered into an agreement to purchase $3 billion of its outstanding shares of common stock in a privately negotiated accelerated stock repurchase transaction with a third-party financial institution (the “repurchase counterparty”). The Company will finance the repurchases with existing cash and the proceeds of its recently announced convertible note offerings. The repurchase transaction will be conditioned on the closing of the Company’s $1.7 billion convertible note offerings.

Robert H. Swanson, founder and Executive Chairman, said “Over the last twenty-five years we have built a strong profitable analog franchise. During this period we have grown entirely organically without any Company acquisitions and have accumulated roughly $2.0 billion in cash. We believe that our best investment continues to be ourselves, Linear Technology Corporation. Accordingly, we plan to purchase $3.0 billion of Linear stock in this transaction.”

“This substantial share repurchase underscores our belief in Linear’s future” said Lothar Maier, Linear’s CEO. “Repurchasing stock at this time represents an opportunity to use our strong cash position, together with some leveraging of our strong cash flow, to enhance long-term shareholder value.”

Under the accelerated stock repurchase transaction, the Company will purchase $3 billion of shares of Linear common stock from the repurchase counterparty, with the exact number of shares of Linear common stock with respect to the first $1.5 billion to be determined based on the daily volume weighted average price of Linear common stock over an approximately three month period expected to commence shortly after closing of the Company’s $1.7 billion convertible note offerings and with the exact number for the remaining $1.5 billion to be determined based on the daily volume weighted average price of Linear common stock (subject to a per share floor price and cap price resulting in a purchase by the Company under that part of the accelerated stock repurchase program of no fewer than approximately 38.9 million shares of common stock and not more than approximately 42.5 million shares of common stock) over the subsequent approximately six month period. Pursuant to the terms of the accelerated stock repurchase transaction, the repurchase counterparty will deliver to Linear the first approximately 47.2 million shares of Linear common stock purchased on April 24, 2007. In addition, on each of May 30, 2007 and June 30, 2007, pursuant to the terms of the accelerated share repurchase transaction, the repurchase counterparty will deliver to Linear approximately 12.5 million shares of Linear common stock. On each of these dates, the repurchased shares will be retired, and Linear’s outstanding shares used to calculate earnings per share will be immediately reduced by the number of shares repurchased. At the conclusion of the approximately three month period expected to commence shortly after closing of the Company’s $1.7 billion convertible note offerings, as a purchase price adjustment of the prepayment with respect to the first portion of the accelerated stock repurchase transaction, Linear may deliver to the repurchase counterparty, or the repurchase counterparty may deliver to

Linear, shares of Linear common stock. The number of shares of Linear common stock to be delivered in connection with such purchase price adjustment, and the party to whom such shares are delivered, will be determined based upon the volume weighted average price of Linear common stock over such three month period. Thereafter, at the conclusion of the subsequent approximately six month period, the repurchase counterparty will deliver to Linear the excess, if any, of the final number of shares to be repurchased under the second portion of the accelerated stock repurchase transaction over the aggregate number of shares of common stock previously delivered with respect to that portion of the accelerated stock repurchase transaction.

The repurchase counterparty has advised Linear that, in connection with establishing its initial hedge of the accelerated stock repurchase transaction, it or its affiliate expects to enter into various derivative and/or common stock purchase transactions in secondary market transactions concurrently with or shortly after entering into the accelerated stock repurchase transaction. The repurchase counterparty or its affiliate is likely to modify such hedge position by entering into or unwinding various derivative transactions with respect to Linear common stock and/or by purchasing or selling Linear common stock in secondary market transactions prior to final settlement of the accelerated stock repurchase transaction. In addition, during the term of the accelerated stock repurchase transaction, which is expected to last approximately nine months, the repurchase counterparty or its affiliate will purchase shares of Linear common stock in connection with the accelerated stock repurchase transaction.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Linear will consummate the accelerated stock repurchase transaction and various events that could result in early termination of the program.

Linear and the Linear logo are registered trademarks of Linear Technology Corporation. All other trademarks or registered trademarks are the property of their respective owners.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.